EXHIBIT 2
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                          REGISTRATION RIGHTS AGREEMENT


         REGISTRATION RIGHTS AGREEMENT, dated as of October 7, 2002 (the "AGREEMENT"), by and among Satyam Infoway Limited, a limited liability company formed under the laws of the Republic of India (the "COMPANY"), SAIF Investment Company Limited, a company incorporated in Mauritius ("SAIF") and any other party who may hereafter become a "Holder" provided for in this Agreement.

                                    RECITALS

         WHEREAS, the Company provided certain registration rights to South Asia Regional Fund, a company incorporated in Mauritius ("SARF") in a Share Subscription and Shareholders Agreement, dated February 5, 1999 (the "SARF SUBSCRIPTION AGREEMENT");

         WHEREAS, in connection with the issuance and sale by the Company, and the purchase by Sterling Commerce, Inc., a Delaware corporation ("STERLING COMMERCE"), of 481,000 Equity Shares (the "STERLING COMMERCE SHARES"), the Company, SARF and Sterling Commerce entered into a Registration Rights Agreement, dated as of September 14, 1999 (the "EXISTING AGREEMENT"), that superseded the SARF Subscription Agreement regarding the registration of Equity Shares by SARF in the United States;

         WHEREAS, in connection with the acquisition of the Sterling Commerce Shares by Venture Tech Solutions Pvt. Limited ("VENTURE TECH"), the Sterling Commerce Shares shall no longer be covered by, and neither Venture Tech nor any subsequent holder of the Sterling Commerce Shares shall have any rights under, the Existing Agreement; and

         WHEREAS, in connection with the issuance and sale by the Company, and the purchase by SAIF of ADSs (as defined below) representing Equity Shares (as defined below) pursuant to the Subscription Agreement, dated October 7, 2002 (the "SAIF SUBSCRIPTION AGREEMENT"), by and between the Company and SAIF, the parties desire to provide registration rights to SAIF.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 DEFINITIONS. The following terms shall have the meanings ascribed to them below:

         "ADR FACILITY" means the ADR facility with the Depositary Bank established by the Company pursuant to the Deposit Agreement as amended or replaced from time to time.

         "ADSS" means the American Depositary Shares issued under the Deposit Agreement, each of which presently represents one equity share, par value Rs.10 per share, of the Company.

         "AGREEMENT" shall have the meaning set forth in the preamble.

         "ARBITRATION BOARD" shall have the meaning set forth in Section
6.13(a).


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

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or Chennai, India are authorized or required by law or executive order to close.

         "CLOSING DATE" means the date on which the transactions contemplated by the SAIF Subscription Agreement are consummated.

         "COMMISSION" means the United States Securities and Exchange Commission or any successor agency then having jurisdiction to administer the Securities Act.

         "COMPANY" shall have the meaning set forth in the preamble.

         "CONTROLLING PERSONS" shall have the meaning set forth in Section 5.1.

         "DAMAGES" shall have the meaning set forth in Section 5.1.

         "DEMAND REGISTRATION" means a registration of Registrable Securities under the Securities Act pursuant to a request made under Section 3.1(a).

         "DEPOSIT AGREEMENT" means the agreement between the Company and the Depositary Bank in relation to the establishment of the ADR Facility, dated October 18, 1999, filed as an exhibit to the Company's registration statement on Form F-6, as amended or replaced from time to time.

         "DEPOSITARY BANK" means Citibank, N.A., or any successor thereto as appointed under the Deposit Agreement.

         "DISPUTES" shall have the meaning set forth in Section 6.14.

         "EQUITY SHARES" means the equity shares, par value Rs.10 per share, of the Company and any other equity securities representing, or received in exchange for, such equity shares, including, without limitation, American Depositary Shares.

         "EQUITY SHARE EQUIVALENTS" means any security or obligation which is by its terms, directly or indirectly convertible into or, exchangeable or exercisable for Equity Shares, and any option, warrant or other subscription or purchase right with respect to the Equity Shares or any Equity Share Equivalent.

         "EXISTING AGREEMENT" shall have the meaning set forth in the Recitals.

         "HOLDER" shall mean (a) a holder of Registrable Securities entitled to rights and subject to obligations hereunder, with the initial Holder being SAIF and (b) to the extent provided in the Existing Agreement or Section 3.4 of this Agreement, SARF (it being recognized that additional parties may be admitted as Holders hereunder pursuant to Section 3.5).

         "ICC" shall have the meaning set forth in Section 6.13(a).

         "INDEMNIFIED PARTY" shall have the meaning set forth in Section 5.3.

         "INDEMNIFYING PARTY" shall have the meaning set forth in Section 5.3.


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

         "LIQUIDATED DAMAGES" shall have the meaning set forth in Section 2.3.

         "NASD" shall have the meaning set forth in Section 4.1(j).

         "PIGGY-BACK REGISTRATION" shall have the meaning set forth in Section 3.2.

         "REGISTRABLE SECURITY" means each Equity Share until (i) it has been effectively registered under the Securities Act and disposed of pursuant to an effective registration statement, (ii) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, including a sale pursuant to the provisions of Rule 144(k), (iii) it has been otherwise transferred and the certificate or other evidence of ownership for it is not required to bear a restricted legend and it may be resold by the person receiving such certificate without registration under the Securities Act or (iv) the Holder thereof ceases to hold at least one percent (1.0%) of the outstanding Equity Shares and all of such Holder's Equity Shares may be resold in one 90-day period without (x) a volume limitation or (y) reliance on Rule 144(k).

         "REGISTRATION EFFECTIVENESS DEFAULT" shall have the meaning set forth in Section 2.3.

         "REGISTRATION EXPENSES" shall have the meaning set forth in Section
4.6.

         "RULES" shall have the meaning set forth in Section 6.13(a).

         "SAIF" shall have the meaning set forth in the preamble.

         "SAIF SHELF REGISTRATION STATEMENT" shall have the meaning set forth in
Section 2.1.

         "SAIF SUBSCRIPTION AGREEMENT" shall have the meaning set forth in the Recitals.

         "SARF" shall have the meaning set forth in the preamble.

         "SARF SUBSCRIPTION AGREEMENT" shall have the meaning set forth in the Recitals.

         "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "STERLING COMMERCE" has the meaning set forth in the preamble.

         "SUSPENSION PERIOD" shall have the meaning set forth in Section 2.2.

         "UNDERWRITER" means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering or other transaction.

         Section 1.2 INTERPRETATION. In this Agreement, unless the context otherwise requires:

         (a) ACCOUNTS. Any reference to a balance sheet, profit and loss statement or other financial statement or accounts shall include a reference to any note thereto.

         (b) DIRECTLY OR INDIRECTLY. The phrase "directly or indirectly" means directly, or indirectly through one or more intermediate persons or through contractual or other legal arrangements, and


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"direct or indirect" has the correlative meaning.

         (c) GENDER AND NUMBER. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

         (d) HEADINGS. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

         (e) INCLUDE NOT LIMITING. "Include," "including," "are inclusive of" and similar expressions are not expressions of limitation and shall be construed as if followed by the words "without limitation."

         (f) STATUTORY REFERENCES. A reference to a statute or statutory provision includes, to the extent applicable at any relevant time: (i) that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision; (ii) any repealed statute or statutory provision which it re-enacts (with or without modification); and (iii) any subordinate legislation or regulation made under the relevant statute or statutory provision.

         (g) TIME. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day. If the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day. References to a time of day shall be references to Indian Standard time.

         (h) SHARE CALCULATIONS. In calculations of share numbers, (i) references to a "fully diluted basis" mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Share Equivalents (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged and
(ii) references to a "non-diluted basis" mean that the calculation is to be made taking into account only Equity Shares then in issue.

                                   ARTICLE II
                          SHELF REGISTRATION STATEMENT

         Section 2.1 REGISTRATION STATEMENT. On the Closing Date, the
Company shall release for filing with the Commission a registration statement on the appropriate form (the "SAIF SHELF REGISTRATION STATEMENT") covering the resale to the public by SAIF of the Registrable Securities purchased by SAIF pursuant to the SAIF Subscription Agreement, such registration statement to be filed on the Business Day after the Closing Date. The Company shall use its reasonable best efforts (subject to the receipt of necessary information from SAIF) to cause the SAIF Shelf Registration Statement to (i) be declared effective by the Commission within 90 days after the Closing Date after the Closing Date or as soon thereafter as reasonably practicable and in any event with 120 days of the Closing Date, and (ii) remain effective until the first to occur of (w) termination of this Agreement in accordance with the Section 6.10,
(x) such time as all of the Registrable Securities covered by the SAIF Shelf Registration Statement have been sold pursuant thereto, (y) the securities registered pursuant to the Shelf Registration Statement shall cease to be Registrable Securities and (z) the 42-month anniversary of the Closing Date; PROVIDED, HOWEVER, that in the event that the Company suspends the use of the SAIF Shelf Registration Statement for a period in excess of 90 days in any twelve-month period pursuant to Section 2.2, then the date until which the Company shall be obligated to keep the SAIF Shelf Registration Statement effective pursuant to this clause (z) shall be extended on a day-for-day basis to the extent that any such suspensions exceeded such 90-day periods. Thereafter, the Company shall be entitled to withdraw the SAIF Shelf Registration Statement and SAIF shall have no


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

further right to offer or sell any Registrable Securities pursuant to the SAIF Shelf Registration Statement (or any prospectus relating thereto). The Registrable Securities subject to the SAIF Shelf Registration Statement shall not be underwritten unless the Company shall otherwise consent in its sole discretion (which consent shall not be unreasonably withheld), in which case SAIF shall select one or more nationally recognized firms of investment bankers to act as the book-running managing Underwriter or Underwriters in connection with such offering and shall select any additional investment bankers and managers to be used in connection with the offering; PROVIDED that such investment bankers and managers must be reasonably satisfactory to the Company.

         Section 2.2 NOTICE PROCEDURES. SAIF shall provide written notice to the Company of any proposed sale of Registrable Securities pursuant to the SAIF Shelf Registration Statement at least five Business Days' prior to any such sale. Notwithstanding any other provision of this Agreement, if the Company reasonably determines that continued use by SAIF of the SAIF Shelf Registration Statement would (a) require the disclosure of material non-public information concerning the Company, which disclosure would be reasonably expected to materially adversely affect the Company or (b) prevent, delay or otherwise adversely affect the Company from making an offering of equity securities for its own account (which offering the Company has a good faith intention to consummate), then the right of SAIF to use the SAIF Shelf Registration Statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registrable Securities pursuant thereto shall be suspended for a period (the "SUSPENSION PERIOD"), PROVIDED that the aggregate number of days covered by Suspension Periods shall not exceed an aggregate of 110 days in any twelve month period. In the event that the Company receives written notice from SAIF with regard to a proposed sale of Registrable Securities during any Suspension Period, the Company shall provide written notice thereof to SAIF within three Business Days after receipt of such notice from SAIF. During the Suspension Period, SAIF shall not offer or sell any Registrable Securities pursuant to or in reliance upon the SAIF Shelf Registration Statement (or the prospectus relating thereto). The Company shall not be required to disclose to SAIF the reasons for requiring a suspension of sales under the SAIF Shelf Registration Statement, and SAIF shall not disclose to any third party the existence of any such suspension. The Company agrees that, as promptly as practicable after the consummation, abandonment or public disclosure of the event or transaction that caused the Company to suspend the use of the SAIF Shelf Registration Statement (and the prospectus relating thereto) pursuant to this Section 2.2, the Company will provide SAIF with a revised prospectus, if required, and will notify SAIF of its ability to effect offers or sales of Registrable Securities pursuant to or in reliance upon the SAIF Shelf Registration Statement.

         Section 2.3 LIQUIDATED DAMAGES. The parties agree that SAIF will suffer damages if the Company fails to fulfill its obligation under Section 2.1 promptly and diligently to obtain effectiveness of the SAIF Shelf Registration Statement and that it would not be feasible to ascertain the extent of such damages. Accordingly, if the Commission fails to declare the SAIF Shelf Registration Statement effective within 120 days of the Closing Date for any reason (such event, a "REGISTRATION EFFECTIVENESS DEFAULT"), then the Company shall pay, as liquidated damages and not as a penalty, to SAIF, an amount equal to (i) $583 per day for each day after the 120-day anniversary of the Closing Date and through and including the 150-day anniversary of the Closing Date that the SAIF Shelf Registration Statement has not been declared effective by the Commission; (ii) $3,000 per day for each day after the 150-day anniversary of the Closing Date and through and including the 180-day anniversary of the Closing Date that the SAIF Shelf Registration Statement has not been declared effective by the Commission, and (iii) $5,000 per day for each day after the 180-day anniversary of the Closing Date that the SAIF Shelf Registration Statement has not been declared effective by the Commission ("LIQUIDATED DAMAGES"). The payment of Liquidated Damages shall constitute the sole and exclusive remedy in damages for a Registration Effectiveness Default.


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

                                   ARTICLE III
                         ADDITIONAL REGISTRATION RIGHTS

         Section 3.1 DEMAND REGISTRATION.

         (a) REQUEST FOR REGISTRATION. Subject to Section 4.7, at any time after the date hereof, (i) SAIF may make two written requests for a Demand Registration pursuant to a registration statement on the appropriate form and
(ii) in the event the Company is eligible to use Form F-3 in connection with a Demand Registration, SAIF may make two additional written requests for a Demand Registration pursuant to a registration statement on Form F-3. Any subsequently identified Holder may be allocated the right to demand registration hereunder by the Company so long as no reduction is made in the demand rights allocated to SAIF. The request for a Demand Registration shall specify the number of Registrable Securities proposed to be sold (which shall be at least the lesser of (i) U.S. $3.5 million in fair market value (or in the event of a registration statement on Form F-3, $1.0 million in fair market value) or (ii) in the case of SAIF, all Equity Shares then beneficially owned by it, and will also specify the intended method of disposition thereof. The Company shall not be required to keep any shelf registration requested pursuant to a Demand Registration continuously effective for more than 120 days.

         (b) EFFECTIVE REGISTRATION. A registration will not be deemed to have been effected as a Demand Registration unless it has been declared effective by the Commission and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; PROVIDED that if, after it has become effective, the offering of Registrable Securities pursuant to such registration is or becomes the subject of any stop order, injunction or other order or requirement of the Commission or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of Registrable Securities pursuant to the registration (for any reason other than the acts or omissions of the Holder who commenced the Demand Registration), such registration will be deemed not to have been effected. If
(i) a registration requested pursuant to this Section 3.1 is deemed not to have been effected, (ii) the registration requested pursuant to this Section 3.1 does not remain effective for a period of at least 120 days beyond the effective date thereof or until the earlier consummation of the distribution by the Holder who commenced the Demand Registration of the Registrable Securities included in such registration statement by it or (iii) the number of Registrable Securities offered are reduced by 10% or more pursuant to clause (z) of Section 3.3(a), then such registration statement shall not count as a Demand Registration pursuant to Section 3.1(a) and the Company shall continue to be obligated to effect the registrations pursuant to this Section 3.1 as though the request for such Demand Registration had never been made. At the request of the Holder who commenced the Demand Registration, the Company shall withdraw the Demand Registration at any time prior to the time it becomes effective, PROVIDED that such Holder shall reimburse the Company for all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred prior to such withdrawal and shall thereafter be entitled to the Demand Registration rights that existed prior to such withdrawal.

         (c) SELECTION OF UNDERWRITER. If the Holder commencing the Demand Registration so elects, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an underwritten offering. The Holder commencing the Demand Registration shall select one or more nationally recognized firms of investment bankers to act as the book-running managing Underwriter or Underwriters in connection with such offering and shall select any additional investment bankers and managers to be used in connection with the offering; PROVIDED that such investment bankers and managers must be reasonably satisfactory to the Company.

         (d) PRICE DETERMINATION. In connection with a Demand Registration under this Section 3.1 only, the Holders participating in the Demand Registration shall have the sole right to determine the


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

offering price per share and underwriting discount, if applicable, in connection with any resales of Registrable Securities by them, after consultation with the Company and due regard for the Company's views relating thereto.

         Section 3.2 PIGGY-BACK REGISTRATION. If at any time the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any security holders of any class of its equity securities for cash, including without limitation, a registration statement filed in response to a request for Demand Registration pursuant to Section 3.1 (other than (a) the SAIF Shelf Registration Statement, (b) a registration statement filed in connection with a business combination or an exchange offer, (c) an offering of securities solely to the Company's existing security holders or (d) an offering related to any compensatory benefit plan, to which this Section 3.2 shall not apply), then the Company shall give written notice of such proposed filing to each Holder as soon as practicable (but in no event less than 14 days before the anticipated filing date), and such notice shall offer each other Holder the opportunity to register such number of Registrable Securities as such Holder may request (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof) (a "PIGGY-BACK REGISTRATION").

         The Company shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested by each other Holder to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company or any other security holder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. A Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 3.2 by giving written notice to the Company of its request to withdraw.

         No registration effected under this Section 3.2, and no failure to effect a registration under this Section 3.2, shall relieve the Company of its obligations pursuant to Section 3.1, and no failure to effect a registration under this Section 3.2 and to complete the sale of Equity Shares in connection therewith shall relieve the Company of any other obligation under this Agreement.

         Section 3.3 REDUCTION OF OFFERING.

         (a) DEMAND REGISTRATION. As provided for in Section 3.2, the Company may include in a Demand Registration Equity Shares for the account of the Company, the other Holders or other holders thereof exercising contractual piggy-back or demand rights, on the same terms and conditions as the Registrable Securities to be included therein for the account of the Holder commencing the Demand Registration; PROVIDED, HOWEVER, that (i) if the managing Underwriter or Underwriters of any underwritten offering described in Section 3.1 have informed the Company in writing that it is their opinion that the total number of Equity Shares which the Company and the Holders and any other holders participating therein intend to include in such offering is such as to materially and adversely affect the success of such offering, then (x) the number of Equity Shares to be offered for the account of such other holders (if any) shall be reduced (to zero, if necessary), in the case of this clause (x) PRO RATA in proportion to the respective number of Equity Shares requested to be registered,
(y) thereafter, if necessary, the number of Equity Shares to be offered for the account of the Company (if any) shall be reduced (to zero, if necessary) and (z) thereafter, if necessary, the number of Equity Shares to be offered for the account of the Holders (including the Holder commencing the Demand Registration) shall be reduced PRO RATA in proportion to the respective number of Equity Shares requested to be registered to the extent necessary to reduce the total number of Equity Shares requested to be included in such offering to the number of Equity Shares, if any, recommended by such managing Underwriters and (ii) if the offering is not underwritten, no other party, including the Company,


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

shall be permitted to offer securities under any such Demand Registration unless the Holder commencing the Demand Registration consents to the inclusion of such Equity Shares therein, such consent not to be unreasonably withheld.

         (b) PIGGY-BACK REGISTRATION. Subject to the provisions of Section 3.4(b), if the managing Underwriter or Underwriters of any underwritten offering described in Section 3.2 have informed the Company in writing that it is their opinion that the total number of Equity Shares that the Company and the Holders and any other Persons desiring to participate in a registration other than a Demand Registration intend to include in such offering is such as to materially and adversely affect the success of such offering, then the number of Equity Shares to be offered for the account of the Holders and all such other Persons (other than the Company) participating in such registration shall be reduced (to zero if necessary) or limited PRO RATA in proportion to the respective number of Equity Shares requested to be registered to the extent necessary to reduce the total number of Equity Shares requested to be included in such offering to the number of Equity Shares, if any, recommended by such managing Underwriters; PROVIDED, HOWEVER, that if such offering is effected for the account of any security holder of the Company other than a Holder pursuant to the demand registration rights of such security holder, then (x) the number of Equity Shares to be offered for the account of the Company (if any) shall be reduced (to zero, if necessary) and (y) thereafter, if necessary, the number of Equity Shares to be offered for the account of the Holders and any other holders that have requested to include Equity Shares in such registration (but not such security holders who have exercised their demand registration rights) shall be reduced (to zero, if necessary), in the case of this clause (y) PRO RATA in proportion to the respective number of Equity Shares requested to be registered, to the extent necessary to reduce the total number of Equity Shares requested to be included in such offering to the number of Equity Shares, if any, recommended by such managing Underwriters.

         Section 3.4  EXISTING AGREEMENT; TREATMENT OF SARF.

         (a) The Holders acknowledge that they shall not have any rights under the Existing Agreement, including without limitation, in connection with any purported assignment of rights thereunder. In connection with the acquisition of the Sterling Commerce Shares by Venture Tech, the Sterling Commerce Shares shall no longer be covered by, and neither Venture Tech nor any subsequent holder of the Sterling Commerce Shares shall have any rights under, the Existing Agreement.

         (b) The Holders acknowledge that, by the terms of the Existing Agreement, SARF is eligible to be treated as a "Holder" hereunder for purposes of being included as a Holder in any offering described in Section 3.1 or 3.2 of this Agreement (including, without limitation, for purposes of any "Reduction of Offering" by the terms of Section 3.3). Notwithstanding the foregoing and the provisions of Section 3.3(b), in the event of a piggy-back registration under
Section 3.2 in which SARF is eligible under applicable law to sell Registrable Securities, it is expressly agreed that the rights of the Holders to include Registrable Securities in such registration shall be subordinated to the rights of SARF to include Registrable Securities in such registration pursuant to the provisions of the Existing Agreement.

         Section 3.5 ADDITIONAL HOLDERS. The Company may from time to time designate additional persons that, upon the execution of a counterpart signature page hereto, shall be deemed to be "Holders" for purposes of this Agreement, PROVIDED that no such additional Holders shall have any rights of any sort whatsoever under Article II or in respect of the SAIF Shelf Registration Statement.

                                   ARTICLE IV
                             REGISTRATION PROCEDURES

         Section 4.1 FILINGS; INFORMATION. In connection with the registration of Registrable


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Securities pursuant to Section 2.1 or 3.1, the Company will use its reasonable best efforts (subject to receipt of necessary information from the applicable Holders) to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such registration:

         (a) FILING. The Company will as expeditiously as reasonably practicable (and with respect to the SAIF Shelf Registration Statement, within one Business Day after the Closing Date) prepare and file with the Commission a registration statement on an appropriate form for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof. With respect to the SAIF Shelf Registration Statement, the Company shall use reasonable best efforts to cause such filed registration statement to become and remain effective for the periods specified in Sections
2.1 and 2.2. With respect to a Demand Registration, the Company shall use its reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than 120 days (or such shorter period as is required to complete the distribution of the Equity Shares); PROVIDED that the Company may postpone the filing of a registration statement with respect to a Demand Registration for a period of not more than 120 days from the date of receipt of the request in accordance with Section 3.1 if the Company reasonably determines that such a filing would (i) require the disclosure of material non-public information concerning the Company, which disclosure would be reasonably expected to materially adversely affect the Company or (ii) prevent, delay or otherwise adversely affect the Company from making an offering of equity securities for its own account (which offering the Company has a good faith intention to consummate) in which case the Holders shall have the piggy-back registration rights set forth in Section 3.2; PROVIDED that the Company shall only be entitled to postpone any such filing two times in any twenty-four month period. The Company shall not be required to disclose to any Holder the reasons for postponing the filing of a Registration Statement, and the Holders shall not disclose to any third party the occurrence of any such postponement. If the Company postpones the filing of a Registration Statement, it shall promptly notify the Holders in writing when the events or circumstances permitting such postponement have ended.

         (b) AMENDMENTS AND SUPPLEMENTS. The Company will as expeditiously as reasonably practicable prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement continuously effective for a period of not less than 120 days or such shorter period which will terminate when all securities covered by such registration statement have been sold (and with respect to the SAIF Shelf Registration Statement for the period specified in Sections 2.1 and 2.2) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Holders participating therein as set forth in such registration statement.

         (c) REVIEW OF FILINGS. Upon request, the Company will, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Holder participating in such offering, counsel representing each Holder (if requested), and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, together with exhibits thereto, which documents will be subject to review and comment by the foregoing (and the Company and its counsel shall give due regard to such comments) promptly after delivery, and thereafter furnish to such Holders, counsel and Underwriter, if any, for their review and comment such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents or information as such Holder, counsel or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the participating Holders.

         (d) NOTICE OF CERTAIN EVENTS. After the filing of the registration statement, the Company will promptly notify each Holder participating in such offering, and (if requested by any Holder) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (iii) of the issuance by the Commission or any other Federal or state governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) if at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of the Registrable Securities the representations and warranties of the Company contained in any agreement contemplated by Section 4.1(h) (including any underwriting agreement) cease to be true and correct in all material respects, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the happening of any event which makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in a registration statement, prospectus or documents incorporated therein by reference so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vii) of the Company's reasonable determination that a supplement to a prospectus or a post-effective amendment to a registration statement would be necessary.

         (e) BLUE SKY QUALIFICATION. The Company will use its reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as the Holders participating in the offering reasonably (in light of the intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the participating Holders to consummate the disposition of the Registrable Securities owned by them; PROVIDED that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (B) subject itself to taxation in any such jurisdiction or
(C) consent to general service of process in any such jurisdiction.

         (f) NO STOP ORDERS. The Company will take all reasonable actions required to prevent the entry, or obtain the withdrawal, of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any Registrable Securities for sale in any jurisdiction, at the earliest moment.

         (g) UPDATING. Upon the occurrence of any event contemplated by paragraph 4.1(d)(iv), (vi) or (vii) above (but subject to Sections 2.2 and 4.1(a)), the Company will (i) prepare a supplement or post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) promptly make available to the Holders any such supplement or amendment.

         (h) COMPANY AGREEMENTS. The Company will enter into customary agreements (including, if applicable, an underwriting agreement in customary form and which is reasonably satisfactory to the Company) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in accordance with this Agreement and applicable legal requirements.

         (i) OPINIONS. In the case of an underwritten offering, the Company will furnish to each Holder participating in the offering and to each Underwriter, if any, a signed counterpart, addressed to such Holder or Underwriter, of (i) an opinion or opinions of counsel to the Company, and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letter, as the case may be, as such Holder(s) or the managing Underwriter therefor reasonably requests so long as consistent with the professional standards then applicable to such letters.

         (j) LISTING. The Company will use its reasonable best efforts (a) to cause any class of Registrable Securities (including, as appropriate, related American Depositary Shares) to be listed on a U.S. national securities exchange (if such Equity Shares are not already so listed) and on each additional U.S. national securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange or (b) to secure designation of all such Registrable Securities covered by such registration statement as a Nasdaq "national market system security" within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure Nasdaq authorization for such Registrable Securities and, without limiting the generality of the foregoing, to use its reasonable best efforts to arrange for at least two market makers to register as such with respect to such Registrable Securities with the National Association of Securities Dealers, Inc. (the "NASD").

         Section 4.2 HOLDER INFORMATION. The Company may require each Holder participating in an offering covered by this Agreement to furnish promptly in writing to the Company such information regarding the Holder, the distribution of the Registrable Securities by such Holder as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration including, without limitation, all such information as may be requested by the Commission or the NASD. The Company may delay or withdraw such registration, or exclude a Holder from participating, if a Holder fails to provide such information.

         Section 4.3 SUSPENSION. Each Holder agrees that in connection with any Demand Registration or Piggy-Back Registration, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 4.1(d)(iii), (iv), (v), (vi) and (vii) hereof, the Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.1(g) hereof, and, if so directed by the Company, each Holder will deliver to the Company all copies, other than permanent file copies, then in such Holder's possession of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 4.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 4.1(d)(iii),
(iv), (v), (vi) or (vii) hereof to the date when the Company shall make available to the Holder(s) a prospectus supplemented or amended to conform with the requirements of Section 4.1(g) hereof. No Holders shall disclose to any third party the happening of any event of the kind described in Sections 4.1(d)(iii), (iv), (v), (vi) and (vii) or the receipt of any notice from the Company in respect thereof.

         Section 4.4 PIGGY-BACK REGISTRATION PROCEDURES. In connection with any registration of Registrable Securities pursuant to Section 3.2, the Company will take the actions contemplated by paragraphs (c), (d), (e), (i) and (j) of
Section 4.1 above.

         Section 4.5 MARKETING EFFORTS. In connection with any underwritten Demand Registration pursuant to Section 3.1, the Company will participate in a reasonable manner in any marketing efforts reasonably requested by the underwriters.

         Section 4.6 REGISTRATION EXPENSES. In connection with a Demand Registration pursuant to Section 3.1 hereof and any registration statement filed pursuant to Section 3.2 hereof, the Company shall pay the following registration expenses incurred in connection with the registration hereunder (the "REGISTRATION EXPENSES"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and all fees and expenses incident to the performance of or compliance with this Agreement by the Company, (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company, (vii) in connection with a Demand Registration pursuant to
Section 3.1 only, reasonable fees and disbursements of counsel for the Holder commencing the demand registration (not to exceed $40,000 in the aggregate),
(viii) customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters in customary form if such letter may be rendered under then-applicable standards of professional conduct), and (ix) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration. The Company shall have no obligation to pay
(A) any fees and expenses of counsel for the Holders (except as specified in clause (vii) above), or (B) any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities.

         Section 4.7 LIMITATION. Notwithstanding any other provision of this Agreement, the Company's obligations under this Agreement to register Registrable Securities shall apply only with respect to jurisdictions where such registration enables the Holder thereof to sell such Registrable Securities in accordance with applicable law. The parties acknowledge that, as of the date of this Agreement, the only established market for the trading of the Company's equity securities is on Nasdaq through the ADR Facility.

                                    ARTICLE V
                        INDEMNIFICATION AND CONTRIBUTION

         Section 5.1 INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless each Holder, its officers, directors, employees and agents, and each Person, if any, who controls such Holder within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling Person (collectively, the "CONTROLLING PERSONS"), from and against any loss, claim, damage, liability, reasonable attorneys' fees, cost or expense and costs and expenses of investigating and defending any such claim (collectively, the "DAMAGES"), joint or several, and any action in respect thereof to which any such Holder, its officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities or any preliminary prospectus, or arises out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based upon information furnished in writing to the Company by such Holder or Control Person expressly for use therein, and shall reimburse, as incurred, each Holder, its officers, directors, employees and agents, and each such Controlling Person for any legal and other expenses reasonably incurred by such Holder, its officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings; PROVIDED, HOWEVER, that the Company shall not be liable to a Holder to the extent that (a) any such Damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) the Holder failed to send or deliver a copy of the final prospectus with or prior to the delivery of written confirmation of the sale by or on behalf of the Holder to the Person asserting the claim from which such Damages arise, and (ii) the final prospectus would have corrected such untrue statement or such omission; or (b) any such Damages arise out of or are based upon an untrue statement or omission in any prospectus if (x) such untrue statement or omission is corrected in an amendment or supplement to such prospectus, and (y) having previously been furnished by or on behalf of the Company with copies of such prospectus as so amended or supplemented, the Holder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Security to the Person asserting the claim from which such Damages arise.

         Section 5.2 INDEMNIFICATION BY HOLDERS. Each Holder agrees to indemnify and hold harmless the Company, along with its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to the Holders, but only with reference to information related to such Holder, or its plan of distribution, either (a) furnished in writing by the Holder or on its behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus, or (b) omitted by the Holder from any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus, and necessary to make the statements contained therein with respect to the Holder or its plan of distribution not misleading. In case any action or proceeding shall be brought against the Company or its officers, directors, employees or agents or any such controlling Person or its partners, officers, directors, employees or agents, in respect of which indemnity may be sought against a Holder, such indemnifying Holder shall have the rights and duties given to the Company, and the Company or its officers, directors, employees or agents, controlling Person, or its partners, officers, directors, employees or agents, shall have the rights and duties given to such Holder, under Section 5.1. Each Holder also agrees to indemnify and hold harmless any other Person selling Registrable Securities and their respective officers and directors and each Person who controls each other such other Person on substantially the same basis as that of the indemnification of the Company provided in this Section 5.2. In no event shall the liability of any Holder be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

         Section 5.3 CONDUCT OF INDEMNIFICATION PROCEEDINGS. Promptly after receipt by any Person in respect of which indemnity may be sought pursuant to
Section 5.1 or 5.2 (an "INDEMNIFIED PARTY") of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an "INDEMNIFYING PARTY") notify the Indemnifying Party in writing of the claim or the commencement of such action, PROVIDED that the failure to notify the Indemnifying Party shall not relieve it from any liability except to the extent of any material prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Parry thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified

Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; PROVIDED, that the Indemnifying Party acknowledges, in a writing in form and substance reasonably satisfactory to such Indemnified Party, such Indemnifying Party's liability for all Damages of such Indemnified Party to the extent specified in, and in accordance with this
Article V. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; PROVIDED that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties, or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent, which consent will not be unreasonably withheld.

         Section 5.4 CONTRIBUTION. If the indemnification provided for in this
Article V is unavailable to the Indemnified Parties in respect of any Damages referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by PRO RATA allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 5.4, no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of the Holder were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

         The indemnity, contribution and expense reimbursement obligations contained in this Article V are in addition to any liability any Indemnifying Party may otherwise have to an Indemnified Party or otherwise. The provisions of this Article V shall survive for a period equal to the statute of limitations of the underlying claim under applicable law, notwithstanding any transfer of the Registrable Securities by a Holder or any termination of this Agreement.


                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.1 PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights; PROVIDED that (i) a Holder shall not be required to make any representations or warranties except those which relate solely to such Holder and its intended method of distribution, and (ii) the liability of a Holder to any Underwriter under such underwriting agreement will be limited to liability arising from misstatements or omissions regarding such Holder and its intended method of distribution and any such liability shall not exceed an amount equal to the amount of net proceeds the Holder derives from such registration; PROVIDED, HOWEVER, that in an offering by the Company in which a Holder requests to be included in a Piggy-Back Registration, the Company shall use its reasonable best efforts to arrange the terms of the offering such that the provisions set forth in clauses (i) and (ii) of this Section 6.1 are true; PROVIDED FURTHER, that if the Company fails in its reasonable best efforts to so arrange the terms, the Holder may withdraw all or any part of its Registrable Securities from the Piggy-Back Registration and the Company shall reimburse the withdrawing Holder for all reasonable out-of-pocket expenses (including reasonable out-of-pocket counsel fees and expenses) incurred prior to such withdrawal.

         Section 6.2 AMENDMENT AND MODIFICATION. Any provision of this Agreement may be waived, PROVIDED that such waiver is set forth in a writing executed by the party against whom the enforcement of such waiver is sought. Except for a waiver applicable to a single party and consented to by that party, this Agreement may not be amended, modified or supplemented other than by a written instrument signed by the Company and SAIF. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

         Section 6.3 SUCCESSORS AND ASSIGNS; ENTIRE AGREEMENT.

         (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Except as otherwise specifically permitted pursuant to this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company without the prior written consent of SAIF. The rights to cause the Company to register securities granted to any party hereto under this Agreement may be assigned to a transferee or assignee of Registrable Securities by such party, PROVIDED that (i) such transfer may otherwise be effected in accordance with applicable securities laws and any agreements to which the transferee is a party, (ii) notice of such assignment is given to the Company (which notice shall include the name and address of the transferee or assignee and identify the Registrable Securities with respect to which rights are to be transferred or assigned), (iii) such transferee or assignee (x) is a subsidiary, affiliated partnership, affiliate or partner of such party or (x) acquires from such party at least 250,000 Equity Shares constituting

Registrable Securities (subject to adjustment for stock splits, combinations, dividends and similar transactions occurring after the date hereof) and (d) such transferee agrees in writing to be bound hereby. If a Holder shall acquire additional Equity Shares, such Equity Shares shall, except as otherwise expressly provided herein, be held subject to (and entitled to all the benefits of) all of the terms of this Agreement.

         (b) This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

         Section 6.4 SEPARABILITY. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

         Section 6.5 NOTICES.

         All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, telecopier, or overnight air courier guaranteeing next day delivery:

         (a) if to SAIF, at c/o SB Asia Infrastructure Fund, L.P., Suite 2115-2118, Two Pacific Place, 88 Queens Way, Hong Kong, Attention Brandon H.P. Lin, Esq., Fax: (852) 2234-9116, with a copy to Paul, Weiss, Rifkind, Wharton & Garrison, 12th Floor, Hong Kong Club Building, 3A Chater Road Central, Hong Kong, Attention, Michael Reade, Fax (852) 2536-9622; and

         (b) if to the Company, at Tidel Park, 2nd Floor, No. 4, Canal Bank Road, Taramani, Chennai - 600 113, India, with a copy to IInd Floor, Mayfair Centre, 1-8-303/36, S.P. Road, Secunderabad - 500 003, India, with a copy to M.G. Ramachandran, B 12 Kalindi Colony, New Delhi - 110 065, India, and to Latham & Watkins, 135 Commonwealth Drive, Menlo Park, California 94025,
Attention: Anthony J. Richmond, Esq., Fax: (650) 463-2600.

         All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. The parties may change the addresses to which notices are to be given by giving five days' prior notice of such change in accordance herewith.

         Section 6.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal law of New York, without giving effect to principles of conflicts of law.

         Section 6.7 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

         Section 6.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

         Section 6.9 FURTHER ASSURANCES. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         Section 6.10 TERMINATION. Unless sooner terminated in accordance with its terms or as otherwise herein provided, this Agreement shall terminate upon the earlier to occur of (i) the mutual agreement by the parties hereto or (ii) such time as no Holder holds at least one percent (1.0%) of the outstanding Equity Shares and all of each such Holder's Equity Shares may be resold in one 90-day period without (x) a volume limitation or (y) reliance on Rule 144(k).

         Section 6.11 REMEDIES. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived. Notwithstanding the foregoing, it is expressly agreed that the payment of Liquidated Damages shall constitute the sole and exclusive remedy in damages for a Registration Effectiveness Default.

         Section 6.12 RECAPITALIZATION, EXCHANGES, ETC. If any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Equity Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Equity Shares or any other change in capital structure of the Company, then appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement and the term "Equity Shares" as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate. Without limiting the foregoing, whenever a particular number of Equity Shares is specified herein, such number shall be adjusted to reflect stock dividends, stock-splits, combinations or other reclassifications of stock or any similar transactions.

         Section 6.13 ARBITRATION.

         (a) Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision), shall be finally resolved by arbitration by the International Chamber of Commerce ("ICC") or its successor pursuant to the ICC's then prevailing Rules of Arbitration of the International Chamber of Commerce (the "RULES") and as are in force at the time of any such arbitration and as may be amended by the rest of this Section 6.13. For the purpose of such arbitration, there shall be three arbitrators appointed in accordance with the Rules ("ARBITRATION BOARD").

         (b) The place of arbitration shall be in Singapore. All arbitration proceedings shall be conducted in the English language. The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 6.6. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         (c) The parties agree to facilitate the arbitration by (i) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (ii) making available to one another and to the Arbitration Board for inspection and extraction all documents, books, records, and personnel under their control or under the control of a person controlling or controlled by such party if determined by the Arbitration Board to be relevant to the dispute,
(iii) conducting arbitration hearings to the greater extent possible on successive Business Days and (iv) using their best efforts to observe the time periods established by the rules of the ICC or by the Arbitration Board for the submission of evidence and briefs.

         (d) The costs and expenses of the arbitration, including, without limitation, the fees of the arbitration, including, without limitation, the fees of the Arbitration Board, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel.

         (e) Any award made by the Arbitration Board shall be final and binding on each of the parties that were parties to the dispute. The parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the Arbitration Board was given.

         Section 6.14 Effective Date. This Agreement (other than this Section
6.14 and Section 1) shall become effective on and from the date of Closing (as defined in the SAIF Subscription Agreement). Section 6.14 and Section 1 are effective on and from the date hereof. If the SAIF Subscription Agreement is terminated this Agreement shall be void ab initio.

                            (SIGNATURE PAGES FOLLOW)

         IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.


                                        SATYAM INFOWAY LIMITED


                                        By: /s/ R. Ramaraj
                                            ----------------------------
                                        Name:    R. Ramaraj
                                        Title:   Managing Director


                                        SAIF INVESTMENT COMPANY LIMITED


                                        By: /s/ Andrew Yan
                                            ----------------------------
                                        Name:     Andrew Yan
                                        Title:    Director



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